                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                             Edge Petroleum Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                              [LETTERHEAD]


                                                                   April 9, 1999



Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders to be held at the Doubletree Hotel, 400 Dallas Street, Houston, Texas 77002, on Tuesday, May 11, 1999 at 10:00 a.m. For those of you who cannot be present at this annual meeting, we urge that you participate by indicating your choices on the enclosed proxy and completing and returning it at your earliest convenience.

     This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board and its committees and personal information about each of the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

     It is important that your shares are represented at the meeting, whether or not you are able to attend personally. Accordingly, you are requested to sign, date and mail promptly the enclosed proxy in the envelope provided.

     On behalf of the Board of Directors, thank you for your continued support.



                                   /s/ John W. Elias
                                       John W. Elias
                                       Chairman of the Board
                                       and Chief Executive Officer

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              TO BE HELD ON MAY 11, 1999



To the Stockholders of
Edge Petroleum Corporation


     The annual meeting of stockholders of Edge Petroleum Corporation will be held at the Double Tree Hotel, 400 Dallas Street, Houston, Texas 77002, on Tuesday, May 11, 1999 at 10:00 a.m., Houston time, for the following purposes:

     1.   To elect three directors.

     2. To approve the appointment of Deloitte & Touche LLP as independent public accountants for 1999.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 5, 1999 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

     You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                   By Authorization of the Board of Directors




                                   /s/ Robert C. Thomas
                                   Robert C. Thomas
                                   General Counsel and
                                   Corporate Secretary


April 9, 1999
1111 Bagby, Suite 2100
Houston, Texas 77002

PROXY STATEMENT

     This Proxy Statement and the accompanying proxy card are being mailed to stockholders beginning on or about April 9, 1999. They are furnished in connection with the solicitation by the Board of Directors of Edge Petroleum Corporation (the "Company") of proxies from the holders of the Company's common stock ("Common Stock") for use at the 1999 annual meeting of stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram or personal interview by regular employees of the Company. The Company will pay all costs of soliciting proxies. The Company will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of such stock.

     All duly executed proxies received prior to the meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as directors of the nominees listed herein, FOR approval of the appointment of Deloitte & Touche LLP as the Company's independent public accountants, and at the discretion of the persons named in the proxy in connection with any other business that may properly come before the annual meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the annual meeting by filing with the Corporate Secretary an instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the annual meeting and voting in person.

     As of April 5, 1999, the record date for determining stockholders entitled to vote at the annual meeting, the Company had outstanding and entitled to vote 7,772,032 shares of Common Stock. The Common Stock is the only class of stock of the Company outstanding at the record date and entitled to vote at the Annual Meeting. Each share entitles the holder to one vote on each matter submitted to a vote of stockholders. Cumulative voting is not permitted. The requirement for a quorum at the annual meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock.

     Abstentions, shares with respect to which authority is withheld, and shares held of record by a broker or its nominee that are voted on any matter are included in determining whether a quorum is present. Abstentions are treated as shares that are present and entitled to vote for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast." For purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Votes are counted, and the count is certified, by an inspector of elections. Information regarding the vote required for approval of particular matters is set forth in the discussion of those matters appearing elsewhere in this Proxy Statement.

     The Annual Report to Stockholders, which includes financial statements of the Company for the year ended December 31, 1998, has been mailed to all stockholders entitled to vote at the Annual Meeting on or before the date of mailing this Proxy Statement. The Annual Report is not a part of the proxy solicitation material.

I.   ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, with staggered terms of office, ending in 1999, 2000 and 2001, respectively. Thereafter, the term for each class will expire on the date of the third annual stockholders' meeting for the election of directors following the most recent election of directors for such class. Each director holds the office until the next annual meeting of stockholders for the election of directors of his class and until his successor has been duly elected and qualified.

     Three directors are to be elected to the class of directors whose term will end in 2002. The names of Mr. Vincent S. Andrews, Mr. David B. Benedict and Mr. Nils P. Peterson will be placed in nomination, and the persons named in the proxy will vote in favor of such nominees unless authority to vote in the election of directors is withheld. Messrs. Andrews, Benedict and Peterson are currently directors of the Company.

     The persons named in the proxy may act with discretionary authority in the event any nominee should become unavailable for election, although management is not currently aware of any circumstances likely to result in a nominee becoming unavailable for election. In accordance with the Company's Bylaws, the three directors will be elected by a plurality of the votes cast; accordingly, abstentions and broker non-votes will have no effect. A stockholder may, in the manner set forth in the enclosed proxy card, instruct the proxy holder not to vote that stockholder's shares for one or more of the named nominees.

     NOMINEES - The following summaries set forth information concerning the three nominees for election as directors at the Annual Meeting, including each nominee's age, position with the Company, if any, and business experience during the past five years.

     VINCENT S. ANDREWS has served as a director of the Company since December 1996 and served as a director of the Company's corporate predecessor from April 1991 until the Company's initial public offering in March 1997 (the "Offering"). Mr. Andrews has been an active investor in the Company's corporate predecessor since 1988. Mr. Andrews has, for more than five years, served as President of Vincent Andrews Management Corporation, a privately held management company primarily involved in personal financial management. Mr. Andrews is a member (chairman) of the Compensation Committee of the Board. He is 58 years old.

     DAVID B. BENEDICT has served as a director of the Company since December 1996, served as a director of the Company's corporate predecessor from March 1995 until the Offering, and was an active investor in the Company's corporate predecessor since 1983. Since 1987, Mr. Benedict has served as Managing Director of Capital Markets for First Albany Corporation, an investment banking and brokerage firm. Prior thereto, he served in various capacities with other investment banking firms, including Dillon Read & Company, Bear Stearns Companies Inc. and Oppenheimer Capital L.P. Mr. Benedict is a member of the Compensation Committee of the Board. He is 59 years old.

     NILS P. PETERSON has served as a director of the Company since December 1996 and served as a director of the Company's corporate predecessor from March 1995 until the Offering. Since January 1991 he has been primarily engaged as a private investor and serves as a director of Eastern Bancorp, Inc. and the Boston Mutual Life Insurance Co. Prior thereto, he was Chief Investment Officer of the Harvard Management Company, investment manager of the Harvard University endowment funds. Mr. Peterson is a member of the Audit Committee of the Board. He is 62 years old.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF MESSRS. ANDREWS, BENEDICT AND PETERSON AS DIRECTORS OF THE COMPANY.

     DIRECTORS WITH TERMS EXPIRING IN 2000 AND 2001 - The following summaries set forth information concerning six directors of the Company whose present terms of office will continue until 2000 or 2001, including each director's age, position with the Company, if any, and business experience during the past five years.

     JOHN W. ELIAS has served as the Chief Executive Officer and Chairman of the Board of the Company since November 1998. From April 1993 to September 1998, he served in various senior management positions, including Executive Vice President, of Seagull Energy Corporation, a company engaged in oil and gas exploration, development and production and pipeline marketing. Prior to April, 1993 Mr. Elias served in various positions, including senior management positions, with Amoco Corporation, a major integrated oil and gas company. Mr. Elias has more than 35 years of experience in the oil and natural gas exploration and production business. Mr. Elias is a member of the Nominating Committee of the Board. He is 58 years old. Mr. Elias' current term as a director of the Company expires in 2000.

     JAMES D. CALAWAY has served as the President (and effective March 1999 as President and Chief Operating Officer) and a director of the Company since December 1996 and prior to that served as a director of the Company's corporate predecessor from April 1991 until the Offering. From January 1994 to March 1997, he served as Special Advisor to the Company's corporate predecessor. From 1989 to January 1994, Mr. Calaway was primarily engaged in the organization and capitalization of several high technology companies, including The Forefront Group, Inc. Prior thereto, he served as Vice President of Business Development for Space Industries International, Inc., a company he co-founded in 1982 that develops, fabricates, integrates and operates spacecraft and spaceflight equipment. Mr. Calaway is a member of the Nominating Committee of the Board.
He is 41 years old. Mr. Calaway's current term as a director of the Company expires in 2000.

     JOHN SFONDRINI has served as a director of the Company since December 1996 and prior to that served as a director of the Company's corporate predecessors from 1986, when he arranged for the capitalization of a predecessor partnership. For more than five years he has managed various general and limited partnerships that invest primarily in the oil and natural gas industry. Mr. Sfondrini is a member of the Compensation and Nominating (chairman) Committees of the Board.
He is 49 years old. Mr. Sfondrini's current term as a director of the Company expires in 2000.

     STANLEY S. RAPHAEL has served as a director of the Company since December 1996 and prior to that served as a director of the Company's corporate predecessor from April 1991 until the Offering. For more than five years, Mr. Raphael has been primarily engaged as a management consultant and is presently a director of American Polymers Inc., a polystyrene manufacturer, Big City Bagels, Inc., a publicly held bagel store franchisor, and Trade Consultants, Inc., a management consulting firm. Previously, he was active in trading crude oil, petroleum products, LPG, petrochemicals, and plastics worldwide. Mr. Raphael is a member of the Audit Committee of the Board. He is 63 years old. Mr. Raphael's current term as a director of the Company expires in 2001.

     ROBERT W. SHOWER has served as a director of the Company since March 1997. From December 1993 until his retirement in April 1996, Mr. Shower served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation, a company engaged in oil and gas exploration, development and production and pipeline marketing. From March 1992 to December 1993, he served as such company's Senior Vice President and Chief Financial Officer. From 1991 to 1992, Mr. Shower served as Senior Vice President, Corporate Development for Albert Fisher, Inc., a company engaged in produce distribution. Prior thereto, he served as Senior Vice President and Chief Financial Officer of Ameriserv.
Mr. Shower also serves as a director of Lear Corporation, Highlands Insurance Group, Inc., Breed Technologies, Inc. and Nuevo Energy Company. Mr. Shower is a member of the Compensation and Audit (chairman) Committees of the Board. He is 61 years old. Mr. Shower's current term as a director of the Company expires in 2001.

     WILLIAM H. WHITE has served as a director of the Company since 1998 and the president and chief executive officer of WEDGE Group Incorporated, the parent of a group of organizations engaged in engineering, hotels, and commercial real estate development since April 1997. Mr. White founded and has been the chairman of the board of Frontera Resources Corporation and its predecessor ("Frontera"), a privately held international energy company, since December 1995. He also served as the President and Chief Executive Officer of Frontera from December 1995 through April 1996. Mr. White served as deputy secretary and chief operating officer of the United States Department of Energy from June 1993 to August 1995. Before joining the Department of Energy, Mr. White was a partner in the Houston, Texas, law firm of Susman Godfrey L.L.P. Mr. White serves on the Board of United States Enrichment Corporation, a global energy concern, and the North American Electrical Reliability Organization, a non-profit trade organization. His civic activities have included the chairmanship of the Houston World Affairs Council, membership on the National Petroleum Council. Mr. White is a member of the Nominating Committee of the Board. He is 44 years old. Mr. White's term as a director of the Company expires in 2001.

     There are no family relations, of first cousin or closer, among the Company's directors or executive officers by blood, marriage or adoption.

     STANDING COMMITTEES, BOARD ORGANIZATION AND MEETINGS - The members of the Compensation Committee of the Board are Messrs. Andrews (Chairman), Benedict, Shower and Sfondrini. The duties and functions performed by the Compensation Committee are (a) to review and recommend to the Board of Directors, or determine, the annual salary, bonus, stock options and other benefits, direct and indirect, of the executive officers; (b) review new executive compensation programs, review expense accounts of executive officers, review on a periodic basis the operation of the Company's executive compensation programs to determine whether they are properly coordinated, establish and periodically review policies for the administration of executive compensation programs, and take steps, consistent with the contractual obligations of the Company, to modify any executive compensation programs that yield payments and benefits that are not reasonably related to executive performance; (c) establish and periodically review policies in the area of management prerequisites; and (d) to exercise all of the powers of the Board of Directors with respect to any other matters involving the compensation of employees and the employee benefits of the Company as may be delegated to the Compensation Committee from time to time.

     The members of the Audit Committee of the Board are Messrs. Shower (chairman), Raphael and Peterson. The Audit Committee reviews on an annual basis, or more frequently as such Committee may from time to time deem appropriate, the policies and practices of the Company dealing with various matters relating to the financial condition and auditing procedures of the Company, including financial information to be provided to shareholders and others, the Company's systems of internal control which management and the Board have established and oversight of the annual audit and review of the audit, as well as any duties that may be assigned by the Board of Directors from time to time.

     The members of the Nominating Committee of the Board are Messrs. Sfondrini (Chairman), Calaway, Elias and White. The functions performed by the Nominating Committee are to make non-binding recommendations with respect to the nomination of directors to serve on the Board of Directors of the Company for the Board's final determination and approval, and any other duties that may be assigned by the Board from time to time. Stockholders of the Company who wish to nominate persons for election to the Board of Directors must comply with the provisions of the Bylaws that are described more fully under "Additional Information".

     During 1998, the Board of Directors held seven meetings and acted by written consent one time. During 1998, the Compensation Committee met two times, the Audit Committee met four times and the Nominating Committee met one time. During 1998, all members of the Board of Directors attended at least 75% of the total of all Board meetings and applicable committee meetings.

     DIRECTOR REMUNERATION - Each director who is not an employee of the Company or a subsidiary (a "Non-employee Director") receives, subject to attending a minimum of three Board meetings per year, an annual retainer of $10,000 paid 50% in cash and 50% in shares of restricted Common Stock (the "Director Restricted Stock") pursuant to the Edge Petroleum Corporation 1997 Incentive Plan (the "Incentive Plan"). The Director Restricted Stock will vest ratably, subject to continued service as a director, over three years beginning on the first anniversary of the date of grant. Each Non-employee Director receives a $1,000 cash payment for in-person attendance at a meeting of the Board of Directors ($400 if such attendance is telephonic) and $400 for each meeting of a Committee of the Board of Directors attended (whether in-person or telephonic). All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or Board committees and for other expenses incurred in their capacity as directors.

     Non-employee Directors also receive annual grants of options for the purchase of Common Stock pursuant to the Incentive Plan. On the first business day following the date on which each annual meeting of the Company's stockholders is held, each Non-employee Director then serving automatically is granted non-qualified stock options ("NSOs") to purchase 3,000 shares of Common Stock; accordingly, each Non-employee Director received such NSOs following the Company's 1998 annual meeting. Upon his or her initial election, a Non-employee Director automatically is granted NSOs to purchase 5,000 shares of Common Stock. Pursuant thereto, Mr. White was granted NSOs to purchase 5,000 shares of Common Stock. Each NSO granted to a Non-employee Director (i) has a ten year term,
(ii) an exercise price per share equal to the fair market value of a Common Stock share on the date of grant and (iii) becomes exercisable in cumulative annual increments of one-third of the total number of shares of Common Stock subject thereto, beginning on the first anniversary of the date of grant. If a Non-employee Director resigns from the Board without the consent of a majority of the other directors, such director's NSOs may be exercised only to the extent they were exercisable on the resignation date.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT - The following table sets forth information as of March 11, 1999 (except as indicated below) with respect to beneficial ownership of the Common Stock by: (i) all persons who are the beneficial owner of 5% or more of the outstanding Common Stock; (ii) each director or nominee for director; (iii) each executive officer of the Company; and (iv) all executive officers and directors of the Company as a group.




         NAME(1)              NUMBER OF SHARES OF     PERCENT OF COMMON STOCK
                                  COMMON STOCK           BENEFICIALLY OWNED
                               BENEFICIALLY OWNED
--------------------------------------------------------------------------------
 John W. Elias(2)                    86,667                     1.10
--------------------------------------------------------------------------------
 James D. Calaway(3)                 364,110                    4.63
--------------------------------------------------------------------------------
 Michael G. Long(4)                  24,553                       *
--------------------------------------------------------------------------------
 Brian Baumler (5)                    2,037                       *
--------------------------------------------------------------------------------
 Vincent Andrews(6)                  23,031                       *
--------------------------------------------------------------------------------
 David B. Benedict(7)                47,162                       *
--------------------------------------------------------------------------------
 Nils Peterson(8)                    38,559                       *
--------------------------------------------------------------------------------
 Stanley S. Raphael(9)               247,424                    3.18
--------------------------------------------------------------------------------
 John Sfondrini(10)                  516,389                    6.64
--------------------------------------------------------------------------------
 Robert W. Shower(11)                 8,736                       *
--------------------------------------------------------------------------------
 William H. White                      -0-                       ---
--------------------------------------------------------------------------------
 Lord, Abbett & Co.(12)             1,055,805                   13.58
 767 Fifth Avenue
 New York, New York
 10153
--------------------------------------------------------------------------------
 All directors and                  1,358,668                   17.04
 executive officers as a
 group (11 persons) (13)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

*    LESS THAN ONE PERCENT.

(1) Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

(2) Shares shown include 66,667 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of March 11, 1999.

(3) Shares shown include (i) 118,366 shares of Common Stock held by KPC Interests, Inc., a company owned by Mr. James D. Calaway, (ii) 95,698 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of March 11, 1999, (iii) 4,703 shares owned by Mr. James D. Calaway and his wife, and (iv) 116,940 shares of vested and unvested restricted Common Stock.

(4) Shares shown include (i) 14,202 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of March 11, 1999 and (ii) 1,851 shares of vested and unvested restricted Common Stock.

(5) Shares shown include (i) 1,667 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of March 11, 1999 and (ii) 370 shares of vested and unvested restricted Common Stock.

(6) Shares shown include (i) 13,155 shares of Common Stock beneficially owned by Mr. Andrews' wife, (ii) 3,000 shares held by Mr. Andrew's children,
     (iii) 5,334 shares that could be acquired pursuant to stock options exercisable within 60 days of March 11, 1999 and (iv) 402 shares of unvested restricted Common Stock. Mr. Andrews may be deemed the beneficial owner of the shares of Common Stock beneficially owned by his wife and children. Mr. Andrews disclaims such beneficial ownership.

(7) Shares shown include (i) 1,334 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of March 11, 1999 and (ii) 402 shares of unvested restricted Common Stock.

(8) Shares shown include (i) 1,334 shares of Common Stock that could be acquired pursuant to stock options exercisable within 60 days of March 11, 1999 and (ii) 402 shares of unvested restricted Common Stock.

(9) Shares shown include (i) 98,278 shares of Common Stock held by the Trade Consultants, Inc. Pension Plan, of which Mr. Raphael is the trustee, (ii) 42,984 shares of Common Stock held by Mr. Raphael's wife, (iii) 92,935 shares held by the Stanley Raphael Trust, a trust controlled by Mr. Raphael, (iv) 3,243 shares held by a trust for the benefit of Mr. Raphael's wife, (v) 5,334 shares of Common Stock that could be acquired through stock options exercisable within 60 days of March 11, 1999 and (vi) 402 shares of unvested restricted Common Stock. Mr. Raphael may be deemed the beneficial owner of shares of Common Stock held by Trade Consultants, Inc. Pension Plan, his wife's trust and his wife. Mr. Raphael disclaims such beneficial ownership.

(10) Shares shown include (i) 16,631 shares of Common Stock held by Edge Holding Company, a limited partnership of which Mr. Sfondrini and a corporation wholly owned by him are the general partners, (ii) 42,896 shares of stock held by Edge Group, whose partners are certain limited partnerships, each of which Mr. Sfondrini and a corporation wholly owned by him are the general partners of, (iii) 4,998 shares held by Mr. Sfondrini's children,
     (iv) 53,980 shares held by Napamco Ltd. (CT) and Napamco Ltd. (NY), corporations wholly owned by Mr. Sfondrini, (v) 5,334 shares that could be acquired pursuant to stock options exercisable within 60 days of March
     11, 1999 and (vi) 402 shares of unvested restricted Common Stock.

     Mr. Sfondrini may be deemed the beneficial owner of the shares held by Napamco Ltd. (CT), Napamco Ltd. (NY), Edge Holding Company, Edge Group and his children. Mr. Sfondrini disclaims such beneficial ownership. Mr. Sfondrini's address is c/o Edge Holding Company, 36 Catoonah St., #16, Ridgefield, Connecticut 06877.

(11) Shares shown represent (i) 3,334 shares of Common Stock that may be acquired pursuant to stock options exercisable within 60 days of March 11, 1999, (ii) 5,000 shares held by Mr. Shower and his spouse, and 402 shares of unvested restricted Common Stock.

(12) The information regarding Lord, Abbett & Co. is based on filings made with the Securities and Exchange Commission (the "SEC") reflecting ownership of Common Stock as of December 31, 1998.

(13) Shares shown include 200,238 shares of Common Stock that may be acquired pursuant to stock options exercisable within 60 days of March 11, 1999.


     COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT - Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who beneficially own 10% or more of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during 1998 all its directors and executive officers and 10% or greater holders complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act, except that one transaction was reported late on a Form 4 by Edge Holding Company Partnership; one transaction was reported late on a Form 4 by Napamco Ltd. (a New York corporation); one transaction was reported late on a Form 4 by Napamco Ltd. (a Connecticut corporation); 24 transactions were reported late by Mr. Sfondrini on Form 4s; seven transactions were reported late by Stanley S. Raphael on Form 4s; five transactions were reported late by Mr. Elias on a Form 4; the Form 3 of William H. White was filed one day late; one transaction was reported late by John E. Calaway on a Form 4; Mr. Long and Mr. Baumler each reported one transaction on a 1998 year-end Form 5 that should have been reported on a 1997 year-end Form 5; and Mr. Baumler's 1998 year-end Form 5 was filed one day late.


     EXECUTIVE COMPENSATION - Set forth below is information regarding the compensation of each person who served as the Company's Chief Executive Officer (the "CEO") during 1998 and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 for 1998 (together with the CEO, the "named officers").


     SUMMARY COMPENSATION TABLE. The summary compensation table set forth below contains information regarding the combined salary, bonus and other compensation of each of the named officers for services rendered to the Company in 1998 and 1997 and to the Company's corporate predecessor in 1996.

                             SUMMARY COMPENSATION TABLE



                                       ANNUAL COMPENSATION (1)                           LONG TERM COMPENSATION
                                      -------------------------         -----------------------------------------------------------
  NAME AND PRINCIPAL      YEAR
       POSITION                       SALARY          BONUS(2)          RESTRICTED STOCK        SECURITIES             ALL OTHER
                                                                            AWARDS(3)           UNDERLYING          COMPENSATION(4)
                                                                                               OPTIONS/SARS
                                                                                                  (SHARES)
-----------------------------------------------------------------------------------------------------------------------------------
 John W. Elias (5)         1998       $43,750           ---                   ---                     ---                   ---
   Chairman of the
   Board and Chief
   Executive Officer
-----------------------------------------------------------------------------------------------------------------------------------

 James D. Calaway          1998       $230,000          ---                   ---                     ---                   $6,180
   President and           1997       $216,667        $110,000            $2,031,833               $116,940                $13,110
   Chief Operating         1996       $200,000          ---                   ---                     ---                  $44,730
   Officer
-----------------------------------------------------------------------------------------------------------------------------------

 Michael G. Long           1998       $150,000          ---                   ---                     ---                   $5,000
   Senior Vice             1997       $137,500         $25,000               $25,000               $ 35,507                 $2,406
   President and           1996         $5,208          ---                   ---                     ---                   ---
   Chief Financial
   Officer
-----------------------------------------------------------------------------------------------------------------------------------

 Brian Baumler             1998       $100,000          $5,000                ---                     ---                   $3,000
   Controller,             1997        $51,923          $5,000                $5,000                 $7,000                 ---
   Treasurer
-----------------------------------------------------------------------------------------------------------------------------------

 John E. Calaway (6)       1998       $233,542          ---                   ---                     ---                 $626,236
   Former Chairman         1997       $325,691        $140,000                ---                  $133,645                $17,469
   of the Board and        1996       $331,647          ---                   ---                     ---                  $67,095
   Chief  Executive
   Officer
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Other annual compensation for the named individuals during each of 1998, 1997, 1996 did not exceed the lesser of $50,000 or 10% of the annual compensation earned by such individual.

(2) With respect to the 1997 bonus amounts set forth above, $105,000 of Mr. John E. Calaway's bonus, $75,000 of Mr. James D. Calaway's bonus and all of Mr. Long's and Mr. Baumler's bonus was paid in 1998.

(3) The restricted stock was awarded pursuant to the Incentive Plan. The dollar value included in the table reflects the valuation at the time of the award. Mr. Long's restricted stock award with respect to 1997 was made in 1998. The number and value (based on the December 31, 1998 closing price of the Company's Common Stock) of all vested and unvested restricted stock holdings by each of the named officers as of December 31, 1998 was as follows: Mr. James D. Calaway: 116,940 shares ($518,921); Mr. Michael G. Long 1,851 shares ($8,214); and Mr. Brian Baumler 370 shares ($1,642). Neither Mr. Elias nor Mr. John E. Calaway held any restricted stock at December 31, 1998. The employment agreement of Mr. James D. Calaway provides that (a) 58,470 shares of such restricted Common Stock vest ratably over five years beginning on March 3, 1998 and (b) 58,470 shares of Common Stock (the "Performance Shares"), vest on the earlier to occur of ten years or the achievement of certain performance milestones. A Target Price per share of Common Stock has been established for each year from 1997 through 2006. If the average closing price per share for the Common Stock for the month of December in any such year equals or exceeds the Target Price, (i) 20% of the Performance Shares shall vest for that year and (ii) 20% of the Performance Shares shall vest for each consecutive preceding year (starting with 1997) for which no Performance Shares otherwise vested (not to exceed, in the aggregate, the total number of Performance Shares awarded). The Target Price is (x) $24.93 for 1998 and (y) for any calendar year subsequent to 1998, 125% of the greater of the Target Price for the preceding calendar year or the actual average closing price per share for the Common Stock for the month of December for the preceding calendar year. No Performance Shares have vested to date. The restricted stock of each of Mr. Long and Mr. Baumler vests ratably over three years beginning December 23, 1998.

(4) Includes the Company's contributions under its 401(k) Plan, and amounts paid for life insurance as follows: in the case of Mr. John E. Calaway, $3,155 paid by the Company in 1998 and $3,795 paid by the Company in 1997, and $1,180 paid by the Company's corporate predecessor in 1996, and in the case of Mr. James D. Calaway, $1,180 paid by the Company in 1998 and $3,155 paid by the Company in 1997. For 1996 and 1997, includes the value of overriding royalty interests granted in certain oil and gas prospects of the Company. Messrs. John E. Calaway and James D. Calaway were not entitled to receive overriding royalty interests granted during 1998 except in certain limited circumstances where an option to acquire a lease was held prior to the Offering. The value of such overrides granted during 1998 is estimated to be negligible. Messrs. Elias, Long and Baumler are not entitled to any overriding royalty interests under the Company's prospects. Certain other non-executive officer employees of the Company have in the past and will in the future receive overriding royalty interests pursuant to existing agreements between such employees and the Company.

(5) Mr. Elias was appointed Chief Executive Officer and Chairman of the Board in November 1998. Amount shown in table is the amount Mr. Elias received as compensation for period from November 16, 1998 through December 31, 1998.

(6)  Mr. John E. Calaway resigned from the Company in November  1998.


     OPTION/SAR GRANTS. There were no grants of stock options during 1998 to the named officers.

     OPTION/SAR EXERCISES AND 1998 YEAR-END OPTION/SAR VALUES. Shown below is information with respect to the value of the outstanding options held by the named officers on December 31, 1998. No stock options were exercised by named officers in 1998.


          NAME                SHARES         VALUE        NUMBER OF SECURITIES UNDERLYING              VALUE OF UNEXERCISED
                           ACQUIRED ON     REALIZED    UNEXERCISED OPTIONS/SARS AT FY-END(#)     IN-THE-MONEY OPTIONS/SARS AT FY-
                             EXERCISE         ($)                                                           END($)(1)
                               (#)
                                                          EXERCISABLE       UNEXERCISABLE        EXERCISABLE       UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------------
 John W. Elias                 ---            ---             ---                ---                 ---                ---
------------------------------------------------------------------------------------------------------------------------------------
 James D. Calaway              ---            ---          60,616(2)           105,246             $17,000              -0-
------------------------------------------------------------------------------------------------------------------------------------
 Michael G. Long               ---            ---            7,101             28,406                -0-                -0-
------------------------------------------------------------------------------------------------------------------------------------
 Brian Baumler                 ---            ---            1,667              5,333                -0-                -0-
------------------------------------------------------------------------------------------------------------------------------------
 John E. Calaway               ---            ---           133,645              -0-                 -0-                -0-
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

(1) The excess, if any, of the market value of Common Stock at fiscal year end ($4.4375 per share) over the option exercise price.

(2) Includes 48,922 options at an exercise price of $4.09 per share and 11,694 options at an exercise price of $16.50 per share.


     401(k) EMPLOYEE SAVINGS PLAN - The Company has a tax qualified 401(k) Employee Savings Plan ("401(k) Plan") for its employees generally, in which the executive officers also participate. Under the 401(k) Plan, eligible employees are permitted to defer receipt of up to 15% of their compensation (subject to certain limitations imposed under the Internal Revenue Code of 1986, as amended (the "Code")). The 401(k) Plan provides that a discretionary match of employee deferrals may be made by the Company in cash. Pursuant to the 401(k) Plan, the Company elects to match 50% of the first 6% of employee deferral, with the Company's contribution not to exceed $9,000, subject to limitations imposed by the Internal Revenue Service. The amounts held under the 401(k) Plan are invested among various investment funds maintained under the 401(k) Plan in accordance with the directions of each participant. Salary deferral contributions under the 401(k) Plan are 100% vested. Company contributions vest ratably over five years. Participants or their beneficiaries are entitled to payment of vested benefits upon termination of employment.


     EMPLOYMENT AGREEMENTS - Mr. Elias was appointed Chairman of the Board and Chief Executive Officer of the Company by the Board on November 16, 1998. Mr. Elias has an employment agreement with the Company for an initial term ending December 31, 2001 which will automatically extend for one year at the end of each calendar year beginning at the end of 1999, unless either party gives at least 30 days advance notice of non-renewal but in any event will not extend beyond December 31, 2005 unless mutually agreed. Mr. Elias' employment agreement calls for a minimum base salary of $350,000 per year during the first three years which may be increased thereafter at the discretion of the Compensation Committee. His employment agreement does not provide for an annual bonus for the first year of employment. Thereafter he will be afforded a bonus opportunity of up to 100% of base salary keyed to specific performance objectives established by the Compensation Committee. In addition, the Company agreed to an initial grant of stock options for the purchase of 200,000 shares of

Common Stock exercisable at fair market value of the Common Stock on January 8, 1999, and subsequent grants on January 1 of the years 2000 through 2004 for 50,000 shares each exercisable at the fair market value of the Common Stock on the date of each subsequent grant. These options will have a ten-year term, vesting one-third on the date of grant and in two additional increments of one-third on the first and second anniversaries of the grant date. Such agreement also provides that the Company will provide a $1,000,000 term life insurance policy for Mr. Elias, together with a tax gross up payment in the amount necessary to offset any applicable taxes imposed on him by reason of such insurance policy. Upon termination of employment by the Company (except under certain limited circumstances defined as "for cause" in the agreement) or by the employee (except for certain reasons defined as "good reason" in the agreement), Mr. Elias will generally be entitled to certain benefits (the "Termination Benefits") including: (i) continued payment of his base salary then in effect for the unexpired portion of the term of the agreement; (ii) immediate vesting of all outstanding stock options granted by Company to employee exercisable for a period of 12 months after such termination (but in no event beyond the expiration of the original term of such stock option grants); (iii) a lump sum cash payment equal to his incentive target bonus in the year of termination;
(iv) life insurance coverage and annual tax gross-up of premium payments shall continue to be provided for the unexpired portion of the term of the agreement;
(v) cash payments equal to the amount credited to his account under any employee profit sharing plan or stock ownership plans that are forfeitable in accordance with the terms of such plans and (vi) participation for a period of 18 months after the date of termination in all of Company's welfare benefit plans and medical benefit coverage.

     The employment agreement between the Company and Mr. James D. Calaway provides for an annual base salary in an amount not less than $200,000 provided that such salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to executives of the Company, and entitles Mr. Calaway to participate in all of the Company's incentive, savings, retirement and welfare benefit plans in which other executive officers of the Company participate. The agreement for Mr. Calaway provides that he receive an annual bonus in an amount comparable to the annual bonus of other Company executives, taking into account his position and responsibilities. The agreement also provides for restricted stock awards pursuant to the Incentive Plan, which stock awards are discussed in note 3 to the "Summary Compensation Table." As provided for by his employment agreement, Mr. Calaway previously received option grants, pursuant to the Incentive Plan, to purchase 116,940 shares of Common Stock. The employment agreement of Mr. Calaway has an initial five-year term ending March 3, 2002 provided that on March 3, 1999 and on every anniversary thereafter, the term of such employment agreement will automatically be extended for one year, such that the remaining term of the agreement shall never be less than three years. Such agreement is subject to the right of the Company and Mr. Calaway to terminate his employment at any time. Upon termination of employment on account of disability or if employment is terminated by the Company for any reason (except under certain limited circumstances defined as "for cause" in the agreement), or if employment is terminated by Mr. Calaway subsequent to a change of control (as defined) or with good reason (as defined), he will generally be entitled to (i) an immediate lump sum cash payment equal to 125% of his annual base salary for the remainder of the term of the applicable agreement discounted at 6%, (ii) continued participation in all the Company's welfare benefit plans and continued life insurance and medical benefits coverage through the end of the remaining term of such employment agreement and (iii) the immediate vesting of any stock options or restricted stock previously granted to such employee and outstanding as of the time immediately prior to the date of his termination, or, at the sole discretion of Mr. Calaway, a cash payment (the "Cash Election") in lieu thereof as more fully described in the next sentence, provided that the Performance Shares vest only if the termination of employment is by the employee with good reason or during a window period or is by the Company without cause. In the event of a Cash Election, Mr. Calaway will receive in exchange for any or all compensatory awards that are either denominated in or payable in Common Stock, including options and restricted stock, an amount in cash equal to the excess of (x) the highest price per share (as defined below) over (y) the exercise or purchase price, if any, of such awards. The Term "Highest Price Per Share" generally means the highest price per share tat can be determined to have been paid or agreed to be paid for any share of Common Stock by certain classes of persons, including (1) a beneficial owner of 10% or more of the outstanding voting stock of the Company and (2) a person who has any material involvement in proposing or effectuating a change of control (as defined). Such agreement further provides that the Company will provide a $2 million term life insurance policy for Mr. Calaway.

     The employment agreement between the Company and Mr. Michael G. Long provides for an annual base salary of $150,000 and entitles Mr. Long to participate in all the Company's incentive, savings, retirement and welfare
benefit plans.   Mr. Long is entitled to an annual bonus of up to 50% of his base salary, to be paid approximately 25% in cash and 75% in shares of Common Stock, which bonus shall be based on the achievement of the Company's annual performance goals with respect to increases in oil and gas reserves per share and audited annual net cash flow per share. Such performance goals were not achieved for 1998 and accordingly Mr. Long did not receive a bonus for 1998. In 1997, pursuant to the agreement Mr. Long received an option for the purchase of 35,507 shares of Common Stock pursuant to the Incentive Plan. Mr. Long's employment agreement has an automatically renewing two-year term. The agreement is subject to the right of the Company and Mr. Long to terminate his employment at any time. Upon termination of employment on account of disability or if employment is terminated by the Company without cause (as defined) or by Mr. Long subsequent to a change of control (as defined) or with good reason (as defined), Mr. Long will be entitled to (i) a payment equal to his annual base salary and (ii) the immediate vesting of any stock options or restricted stock previously granted to him and outstanding as of the time immediately prior to the date of his termination. Upon termination on account of death, the Company shall be obligated to pay, in addition to any accrued benefits, an amount equal to one-half of his annual base salary.

     The employment agreement of each of Messrs. John W. Elias, James D. Calaway and Michael G. Long provides for a covenant limiting competition with the Company during employment with the Company, and, if the employment ends by reason of the employee terminating his employment for other than good reason or disability, for one year thereafter in the case of Mr. Long, for two years thereafter in the case of Mr. Calaway and for as long as the Company is providing him with Termination Benefits in the case of Mr. Elias.

     Mr. Baumler and the Company are parties to an employment agreement which provides for an initial salary of $100,000 and an option grant for 5,000 shares of Common Stock at an exercise price of $16.50.

     Mr. John E. Calaway and the Company were parties to an employment agreement providing for an annual base salary in an amount not less than $295,000 and the award of an annual cash bonus of $55,000 if the Company's audited annual net cash flow increased by 15% or more relative to the audited net cash flow of the prior calendar year, which bonus increased to $105,000 if such increase in audited net cash flow was 25% or more. Pursuant to his employment agreement, Mr. John E. Calaway received a restricted stock grant of 133,646 shares of Common Stock divided evenly between shares vesting ratably over five years and shares vesting on the earlier to occur of ten years or the achievement of certain performance milestones similar to those in effect with respect to Mr. James D. Calaway's Performance Shares. As provided in his employment agreement, Mr. John E. Calaway also received option grants, pursuant to the Incentive Plan, to purchase 133,645 shares of Common Stock. Except as set forth in this paragraph, Mr. John E. Calaway's employment agreement was substantially similar to that of Mr. James D. Calaway. In connection with his resignation, Mr. John E. Calaway and the Company entered into a severance agreement waiving their respective claims under his employment agreement.


     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION - The members of the Compensation Committee of the Board of Directors are Messrs. Andrews,
Sfondrini, Benedict and Shower.   During 1998, Messrs. Sfondrini and Andrews
were subject to certain transactions and relationships with the Company, including, among other things, relating to certain oil and natural gas business matters. These transactions and relationships are described under "Certain Transactions."


     SEVERANCE ARRANGEMENTS - Effective November 16, 1998, Mr. John E. Calaway resigned as Chairman of the Board, Chief Executive Officer and a director of the Company. In connection with such resignation, Mr. Calaway and the Company entered into a separation agreement. The agreement provided that Mr. Calaway received a lump sum payment of $600,000 and future payments of (i) $25,000 per month during 1999 and (ii) $213,602 on January 7, 2000, with the amounts payable pursuant to (i) and (ii) bearing interest payable quarterly by the Company beginning January 1, 1999 at Chase Bank Texas, N.A.'s prime rate plus 1% compounded monthly. Mr. Calaway also received a lump sum payment in the amount of $26,236 for accrued but unused 1998 vacation. Mr. Calaway remains eligible to participate in Company medical and dental coverage through February 25, 2002 and the Company will continue to provide a $2 million life insurance policy through February 2002. Mr. Calaway's unvested stock options (covering 106,916 shares) were vested and all of his stock options will remain exercisable until the expiration of their ten year term. In addition, 106,916 shares of unvested restricted stock were vested. The separation agreement also provided that Mr. Calaway would receive the annual bonus for 1998, if any, as provided by his employment agreement. No bonus was awarded by the Company to any executive officer including Mr. Calaway, for 1998, except that a $5,000 bonus was awarded to Brian Baumler, the Company's Controller/Treasurer, for 1998. Mr. Calaway and the Company waived their respective claims under his employment agreement, including the covenant limiting competition. The separation agreement provided for mutual releases of claims, requires Mr. Calaway to maintain the confidentiality of certain information and required Mr. Calaway to agree to provide certain consulting services through the period ending January 1, 1999.


     PERFORMANCE GRAPH - The following performance graph compares the cumulative total stockholder return on the Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index and an index composed of all publicly traded oil and gas companies identifying themselves by primary Standard Industrial Classification (SIC) Code 1311 (Crude Petroleum and Natural Gas) for the period beginning February 26, 1997 (the first day of trading of the Common Stock) and ending December 31, 1998.

[GRAPH]


                         Edge                S&P 500        Peer Group
                                                            SIC Code Index
December 31, 1997             $69.70         $122.44        $98.93
December 31, 1998             $26.55         $160.13        $77.04


     PURSUANT TO SECURITIES AND EXCHANGE COMMISSION RULES, THE FOREGOING PERFORMANCE GRAPH AND THE COMPENSATION COMMITTEE REPORT THAT FOLLOWS, ARE NOT DEEMED "FILED" WITH THE COMMISSION AND ARE NOT INCORPORATED BY REFERENCE WITH THE COMPANY'S REPORT ON FORM 10-K.


     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION - Until the meeting of the Board on December 14, 1998, the members of the Compensation Committee consisted of Messrs. Sfondrini, Andrews and Shower. Effective with the December 14, 1998 Board meeting, Mr. Benedict was appointed to serve on the Compensation Committee. The Company's executive compensation has as its objectives to (a) further the achievement of the Company's financial objectives, (b) focus executives on attainment of growth and the creation of stockholder value over time and (c) attract and retain the industry's most talented and motivated executives. The executive compensation program is intended to provide an overall level of compensation that the Compensation Committee believes, based on its own judgment and experience, and, with respect to the Company's initial compensation arrangements, on the findings and recommendations of a compensation consultant retained by the Company, is competitive with levels of compensation provided by other companies in the industry. The programs link each executive's compensation directly to individual and Company performance. A significant portion of each executive's total compensation is variable and dependent upon the attainment of strategic and financial goals, individual performance objectives and the appreciation in value of the Common Stock.

          Executive compensation primarily consists of three components (a) base salary, (b) annual incentive compensation in the form of a bonus, paid in cash or a combination of cash and stock and (c) long-term equity-based incentive compensation. Each component is addressed in the context of individual and Company performance and competitive conditions. In determining competitive compensation levels, the Company analyzes data that includes information regarding compensation levels and programs in the oil and natural gas exploration and production industry, which was provided by a consultant retained by the Company. The Company's compensation scheme focuses on both short-term goals, through the awarding of annual bonuses, and long-term goals, through the awarding of restricted stock and stock options.

          Subject to applicable employment agreements, actual individual awards and changes in remuneration of the individual executives are determined by the Compensation Committee or the Board as a whole. The Chief Executive Officer makes recommendations regarding the salaries and bonuses of Company employees. Grants or awards of stock, including stock options, are individually determined and administered by the Compensation Committee or the Board as a whole, taking into account the recommendations from the Chief Executive Officer.

          BASE SALARY. Base salaries are generally paid as established by employment agreements with executive officers. Base salaries (including those set forth in employment agreements) are based on the Board's review of a number of factors, including the recommendations of a consultant, a review of comparable industry data, and individual factors, such as an executive's specific responsibilities, experience, individual performance and growth potential. The employment contracts of the executive officers generally provide that base pay is to be reviewed at least annually. In light of industry conditions and the Company's performance, no raises were granted.

          BONUS. The formulas for determining the annual bonuses of executive officers are generally set forth in their respective employment agreements. Annual bonuses are paid in cash or a combination of cash and stock, and are determined by qualitative and quantitative factors including the achievement of specified increases in audited annual cash flow and in light of the Company's performance and the fact that specified quantitative targets were not attained for 1998, no bonuses were awarded to Messrs. Calaway and Long. Mr. Elias' employment agreement does not provide for an annual bonus for the first year of his employment. Thereafter he will be afforded a bonus opportunity ranging to 100% of base salary keyed to specific individual and Company performance objectives as established by the Compensation Committee. In light of his expanded responsibilities and job performance, Mr. Baumler was awarded a $5,000 bonus for 1998.

          LONG-TERM EQUITY-BASED COMPENSATION. The Company has generally relied on grants of stock options and, to a lesser extent, grants of restricted stock, under its Incentive Plan, to provide long-term incentive compensation. The objectives of the Incentive Plan are to (i) attract and retain the services of key employees, qualified independent directors and qualified consultants and other independent contractors and (ii) encourage the sense of proprietorship in and stimulate the active interest of those persons in the development and financial success of the Company. At December 31, 1998, options under the Incentive Plan had been granted to 32 employees and directors, at exercise prices ranging from $10.75 per share to $16.50 per share. In addition, Mr. Elias' employment agreement provides for the granting of options to purchase 200,000 shares exercisable at the fair market value of the Common Stock on January 8, 1999, which options were not granted under the Incentive Plan.

          Grants of stock options are made by the Compensation Committee or the Board as a whole. The employment agreements of each of executive officer set forth the number and terms of their respective initial, and in the case of Mr. Elias, certain subsequent, option grants. Additional option grants are made at the discretion of the Compensation Committee or the Board as a whole. Relevant factors in the determination of grants of options include data regarding stock option grants at comparable companies, the consultant's recommendations and recommendations of the Chief Executive Officer. Stock options granted to date to executive officers vest in twenty percent increments over five years following the date of grant. The exercise price of these stock options has been equal to at least the fair market value of the Common Stock on the date of grant; accordingly, executives receiving stock options are rewarded only if the market price of the Common Stock appreciates. Stock options are thus designed to align the interests of the Company's executives with those of its stockholders by encouraging executives to enhance the value of the Company and hence, the price of the Common Stock and each stockholder's return. The specified quantitative targets were not attained for 1998; accordingly, no bonuses were awarded to Messrs. Calaway and Long. Mr. Elias' employment agreement does not provide for an annual bonus for the first year of his employment. Thereafter he will be afforded a bonus opportunity ranging to 100% of base salary keyed to specific individual and Company performance objectives as established by the Compensation Committee. In light of his expanded responsibilities and job performance, Mr. Baumler was awarded a $5,000 bonus for 1998.

          Restricted stock awards are made by the Compensation Committee or the Board as a whole. In the case of certain executive officers, initial restricted stock awards were made pursuant to the terms of employment agreements, and in addition, in the case of Mr. Long, subsequent restricted stock awards comprising a portion of his annual bonus are made in accordance with the provisions of his employment agreement. Other awards of restricted stock are made at the discretion of the Compensation Committee or the Board as a whole. Restricted stock awards were determined on the basis of factors similar to stock options. The restricted stock granted to date to executive officers vests either (a) ratably over a five-year period, (b) on the earlier to occur of ten years or the achievement of specified increases in the price of the Company's Common Stock or
(c) ratably over a three-year period. In light of industry conditions and the Company's performance, no restricted stock awards were made to executive officers with respect to 1998.

          SECTION 162(m) OF THE INTERNAL REVENUE CODE. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company's chief executive officer and each of its other four most highly compensated executive officers. All awards of stock options and restricted stock under the Company's Incentive Plan are intended to qualify for an exemption from the application of Section 162(m) of the Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to such awards. The stock options to be awarded under Mr. Elias' employment agreement do not qualify for exemption under Section 162(m). It is the Compensation Committee's intent that the majority of long term incentive awards will qualify under Section 162(m), but it retains the discretion to pay non-deductible amounts if that would be in the best interests of the Company and stockholders under the circumstances.

          COMPENSATION OF CHIEF EXECUTIVE OFFICER. Mr. Elias' compensation is pursuant to the terms of his employment agreement, which was approved by the Board as a whole and the Compensation Committee. In doing so, the Board and Compensation Committee considered a variety of factors, including a review of comparable industry data, the compensation package of Mr. Elias' predecessor at the Company and negotiations between Mr. Elias and the Compensation Committee.

     Mr. John E. Calaway's 1998 base salary was the same as his salary at year end 1997, which the Compensation Committee believed appropriate in light of industry conditions and Company performance and consistent with the fact that there were no increases in base salary awarded in the ordinary course of business to other executives of the Company. Based on the quantitative performance objectives in his employment agreement, Mr. Calaway received no bonus with respect to 1998. Mr. Calaway received no options or restricted stock awards with respect to 1998. In connection with his resignation, the Company and Mr. Calaway entered into a separation agreement providing for the vesting of all of his unvested stock options and of certain of his unvested restricted stock, as well as a series of lump sum payments by the Company to Mr. Calaway designed to equal the lump sum severance payment contemplated by Mr. Calaway's employment agreement.

                         The Compensation Committee

                         Vincent Andrews
                         David B. Benedict
                         John Sfondrini
                         Robert W. Shower

     CERTAIN TRANSACTIONS

          ESSEX ROYALTY JOINT VENTURES - A company wholly owned by Mr. Sfondrini is the general partner of each of Essex Royalty Limited Partnership ("Essex I L.P.") and Essex Royalty Limited Partnership II ("Essex II L.P."). In April 1992, a predecessor partnership of the Company and Essex I L.P. entered into a Joint Venture Agreement (the "Essex I Joint Venture") with respect to the purchase of certain royalty interests in oil and natural gas properties. The initial term of the Essex I Joint Venture was four years, but by consent of both parties to such agreement, it was extended until April 1997. Under the terms of the Essex I Joint Venture Agreement, Essex I L.P. made capital contributions aggregating $3 million and the Company and its predecessor made no capital contributions. The Essex I Joint Venture Agreement provides that quarterly distributions of cash be made, in accordance with the sharing ratios, in an amount, subject to certain adjustments, not less than that equal to revenues received from royalties less the management fee paid to the Company as managing venturer. Initially, Essex I L.P. receives 100% of all cash distributions pursuant to the sharing ratios. At such time as the cash and value of property distributed to Essex I L.P. is equal to 110% of its capital contribution, the sharing ratio shifts to 40% for the Company and 60% for Essex I L.P. As managing venturer of the Essex I Joint Venture, the Company receives reimbursement for costs incurred to acquire royalty interests, certain administrative costs, a portion of the payroll costs attributable to the Essex I Joint Venture and, during the term of the Essex I Joint Venture and prior to the sharing ratio shift, a management fee equal to 1% of the capital contributions of Essex I L.P. Because the Essex I Joint Venture terminated in April 1997, no management fees accrued in 1998.

          In May 1994, the Company's predecessor partnership and Essex II L.P. entered into a Joint Venture Agreement (the "Essex II Joint Venture") effective until December 1997 and similar in nature to the Essex I Joint Venture. Essex II Joint Venture was extended by consent of both parties to December 31, 1998. Essex II L.P. made capital contributions aggregating approximately $2.8 million and the Company and its predecessor made no capital contributions. Initially, Essex II L.P. receives 100% of all cash distributions pursuant to the sharing ratios. At such time as the cash and property distributed to Essex II L.P. is equivalent to 111.3% of its capital contribution, the Company will thereafter receive 25% of distributions. Provisions with respect to mandatory distributions are similar to those described for the Essex I Joint Venture. As managing venturer of the Essex II Joint Venture, the Company receives reimbursement for costs incurred to acquire royalty interests, certain administrative costs, a portion of the payroll costs attributable to the Essex II Joint Venture and, during the term of the Essex II Joint Venture but prior to the earliest to occur of a sharing ratio shift or the date that such venture shall have expended its capital, a management fee of $30,000 every six months.

     The Company invoiced the Essex I and II Joint Ventures in the amount of $9,600 and $61,558, respectively, for reimbursement of costs and expenses and management fees in 1998. At December 31, 1998, the Company had accrued receivables for management fees and reimbursements of $106,401 and $61,570 from Essex I Joint Venture and Essex II Joint Venture, respectively.

          SALES OF PROSPECTS TO AFFILIATES - A company wholly-owned by
Mr. Sfondrini and another corporation of which Mr. Andrews is an officer, are the general partners of each of two limited partnerships that have invested, on the same basis as outside parties, in two wells that the Company acts as operator for. Such partnerships, in the aggregate, have a working interest of 8.33% in a well in the Barnett Project Area and a working interest of approximately 30% in a well in the Tyler Project Area. As of December 31, 1998, the partnerships had paid to the Company, in the aggregate, approximately $282,436 (approximately $3,772 of which was paid in 1998) with respect to the Barnett Project Area well and $838,158 (approximately $29,396 of which was paid in 1998) with respect to the Tyler Project Area well, which represents in the aggregate such partnerships' share of the costs to develop each such well proportionate to their relative working interests therein.

          JAMES C. CALAWAY CONSULTING AGREEMENT - Mr. James C. Calaway is Mr. James D. Calaway's father. The Company is obligated to pay Mr. James C. Calaway $40,000 annually for the remainder of his natural life pursuant to a March 1989 consulting agreement. Under the terms of such agreement, Mr. James C. Calaway is obligated to provide consulting services as and to the extent mutually agreed upon.

           FRONTERA INVESTMENT - Mr. William H. White is a director of the Company and currently serves as the Chairman of the Board of Frontera Resources Corporation ("Frontera"). Mr. White is also founder and the owner of approximately 30% of the outstanding common stock of Frontera. Mr. James D. Calaway is President and a director of the Company and serves as a director of Frontera, pursuant to the agreement described below.

          The Company holds 15,171 shares of Series D Preferred Stock of Frontera (the "Frontera Preferred") that were initially convertible into approximately 10% of the fully diluted (excluding employee stock options) outstanding shares of common stock of Frontera (the "Frontera Common"). The Frontera Preferred is entitled to receive dividends on an "as converted" basis with the Frontera Common and has a liquidation preference equal to its purchase price amount. The Frontera Preferred ranks junior to certain previously outstanding preferred stock but senior to the Frontera Common and certain shares of preferred stock previously issued to members of management (including Mr. White). Upon receipt of its liquidation preference, the Frontera Preferred participates with the Frontera Common on an "as-converted" basis. The Frontera Preferred is convertible at any time into Frontera Common and is automatically converted at the time of certain public offerings of Frontera Common (a "Qualified Public Offering"). The Frontera Preferred votes on an as-converted basis with the Frontera Common and is entitled to vote as a class on certain actions being taken by Frontera.

          The Company also entered into an investors agreement with Frontera, Mr. White and certain other major stockholders of Frontera under which the Company is entitled to certain registration rights whereby Frontera will at its expense register the Frontera Common underlying the Frontera Preferred. In addition, Frontera granted to the Company a "right of first offer" to purchase a pro rata portion of certain issuances by Frontera of its voting securities. Also, Mr. White and the other major holders granted to the Company a "co-sale right" pursuant to which the Company has the right to participate on a pro rata basis with respect to certain sales by such persons of Frontera voting securities. The right of first offer and the co-sale right expire at the time of a Qualified Public Offering. The investors agreement also provided that James D. Calaway would be elected to and would remain a member of Frontera's board of directors. The Company does not have the right to have Mr. Calaway serve as a director at such time as it is not the (a) owner of 50% or more of the Frontera Preferred it originally purchased or (b) beneficial owner of 5% or more of the Frontera Common. The investors agreement also includes restrictions on certain other actions of Frontera with respect to the issuance, redemption, dividends, or changes in certain classes or series of Frontera stock and certain amendments to its charter or bylaws.

     Pursuant to a rights offering conducted by Frontera in November 1998 (the "Rights Offering") the Company agreed to purchase 44,027 shares of Frontera Common plus such additional shares, if necessary, to maintain its then current 8.73% interest of the partially diluted outstanding Frontera Common Stock (assuming conversion of all preferred stock). The rights offering consisted of two tranches. In connection with the first tranche, the Company paid Frontera $116,672 in December 1998 for the 44,027 shares of Frontera Common Stock and $5,626 in January 1999 for an additional 2,123 shares. Should Frontera exercise the second tranche of the Rights Offering (which the Company believes may happen during the second quarter of 1999), the Company will be obligated to purchase another 44,027 shares and will have the option to purchase an additional 2,123 shares (for a total of 46,150 shares) to maintain its approximate 8.173% interest in Frontera. In the event that the Company elects to purchase the full 46,150 shares, it will be required to pay Frontera an additional $122,298.


II.  APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of its Audit Committee, has approved and recommends the appointment of Deloitte & Touche LLP as independent public accountants to conduct an audit of the Company's financial statements for the year 1999. This firm has acted as independent public accountants for the Company and its immediate predecessor for a number of years.

     Representatives of Deloitte & Touche LLP will attend the annual meeting and will be available to respond to questions which may be asked by stockholders. Such representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCH LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS. In accordance with the Company's Bylaws, approval of the appointment of independent public accountants will require the affirmative vote of a majority of the shares of Common Stock voted at the meeting. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.


III. OTHER BUSINESS

     Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others.

ADDITIONAL INFORMATION

     STOCKHOLDER PROPOSALS - Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a stockholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, proposals that stockholders intend to have included in the Company's proxy statement and form of proxy for the 2000 Annual Meeting of Stockholders must be received by the Company no later than December 11, 1999. However, if the date of the 2000 Annual Meeting of Stockholders changes by more than 30 days from the date of the 1999 Annual Meeting of Stockholders, the deadline is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to stockholders. Stockholder proposals must also be otherwise eligible for inclusion.

     If a stockholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the stockholder must follow the procedures set forth in the Company's Bylaws. The Company's Bylaws contain provisions requiring that advance notice be delivered to the Company of any business to be brought by a stockholder before an annual meeting of stockholders, and providing for certain procedures to be followed by stockholders in nominating persons for election to the Board of Directors of the Company. Generally, such advance notice provisions provide that written notice must be given to the Secretary of the Company by a stockholder (i) in the event of business to be brought by a stockholder before an annual meeting, not less than 45 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date) and (ii) in the event of nominations of persons for election to the Board of Directors by any stockholder, (a) with respect to an election to be held at the annual meeting of stockholders, not less than 45 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company (with certain exceptions if the date of the annual meeting is different by more than specified amounts from the anniversary date) and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed to stockholders or public disclosure of the date of the special meeting was made, whichever first occurs. If the date of the 2000 Annual Meeting of Stockholders is not more than 30 days before, nor more than 60 days after, the first anniversary of the date of the 1999 Annual Meeting, stockholders who wish to nominate directors or to bring business before the 2000 Annual Meeting of Stockholders must notify the Company no later than March 27, 2000. Such notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the Company's Bylaws. Compliance with the above procedures does not require the Company to include the proposed nominee in the Company's proxy solicitation material.

                                   By Authorization of the Board of Directors

                                   /s/ John W. Elias
                                   John W. Elias
April 9, 1999                      Chairman

PROXY                  EDGE PETROLEUM CORPORATION                       PROXY
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       ANNUAL MEETING OF STOCKHOLDERS TO BE HELD TUESDAY, MAY 11, 1999

     The undersigned hereby appoints Michael G. Long and Brian Baumler, jointly and severally, proxies, with full power of substitution and with discretionary authority, to represent and to vote, in accordance with the instructions set forth below, all shares of Common Stock which the undersigned is entitled to vote at the 1999 annual meeting of stockholders of Edge Petroleum Corporation (the "Company"), to be held on Thursday, May 11, 1999, at the Doubletree Hotel, 400 Dallas Street, Houston, Texas 77002, at 10:00 a.m. or at any adjournment thereof, hereby revoking any proxy heretofore given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE DIRECTORS NAMED BELOW, FOR THE APPROVAL OF DELOITTE & TOUCHE, LLP AS THE COMPANY'S
INDEPENDENT PUBLIC ACCOUNTANTS FOR 1999, AND IN THE DISCRETION OF THE
PROXIES, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

     The undersigned hereby acknowledges receipt of the notice of, and Proxy Statement for, the aforesaid Annual Meeting.

(1)  ELECTION OF    / / FOR all nominees listed   / / WITHHOLD
     DIRECTORS          below (except as marked       AUTHORITY to vote for
                        to the contrary below)        all nominees listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.)

NOMINEES:  VINCENT S. ANDREWS, DAVID B. BENEDICT AND NILS P. PETERSON

/ /   FOR                   / /   AGAINST           / /    ABSTAIN

(2) PROPOSAL TO APPROVE THE APPOINTMENT OF DELOITTE & TOUCHE LLP as the independent public accountants for the Company for 1999.

/ /   FOR                   / /   AGAINST           / /    ABSTAIN

(3) With discretionary authority as to such other matters as may properly come before the meeting.

/ /   FOR                   / /   AGAINST           / /    ABSTAIN



                                         ---------------------------------------
                                         Signature

                                         Date:                            , 1999
                                              ---------------------------
                                         (If signing as Attorney, Administrator,
                                         Guardian, Trustee or Corporate Officer,
                                         please add your title as such.)

                                         PLEASE SIGN, DATE AND RETURN PROMPTLY.